Exhibit 99.1

Ur-Energy Provides 2015 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 10, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) provides the following report of operational results for second quarter 2015, which includes having drummed and shipped the one millionth pound of U3O8 from Lost Creek Project during the quarter.

Highlights

Lost Creek Operations
	Units	2015 Q1	2015 Q2	2015 YTD

U3O8 Captured	(‘000 lbs)	192.3	207.3	399.6
U3O8 Dried & Drummed	(‘000 lbs)	177.1	183.9	360.9
U3O8 Sold (from production)	(‘000 lbs)	146.0	204.0	350.0

Average Flow Rate	(gpm)	1,681	1,840	1,761
U3O8 Head Grade	(mg/l)	110	108	109

Lost Creek Uranium Production and Sales

In addition to making sales into its term contractual commitments for the seventh consecutive quarter, Lost Creek made its first sale into the spot market of 70,000 pounds in June. Together, contract and spot sales from U3O8 produced at Lost Creek totaled 204,000 pound at an average price of $31.21 per pound for sales revenues of $6.37 million. The Company also accelerated, from September to April, the delivery of 200,000 pounds at a price of $59.94. To fulfill the delivery, we purchased 200,000 pounds from a trader at the then-current spot price, which generated net cash proceeds of approximately $4.0 million. In total, product sales for the quarter totaled 404,000 pounds at an average sales price of $45.08 per pound.

Captured pounds and production flow both continued to increase quarter-over-quarter. Production was sourced from nine header houses in the first mine unit for much of the quarter with header house 10 being brought on line in mid-June. All the initially planned wells in the first mine unit (“MU1”) have been installed and surface construction of the eleventh header house is under way. Plant head grades continue to be significantly higher than originally projected. For the quarter, 207,269 pounds of U3O8 were captured within the Lost Creek plant; 183,858 pounds U3O8 were packaged in drums; and 179,672 pounds U3O8 of drummed inventory were shipped from the Lost Creek processing plant to the converter.

Updated Technical Report and Additional Operational Highlights

During the quarter, the Company’s geology and exploration teams completed their work on an updated mineral resource for MU1 at Lost Creek, with recognition that a lower grade-thickness (GT) cutoff was appropriate. The updated mineral resource estimate also included resources estimated from results of the exploration drill program initiated south of the production area earlier this year (see Company news release May 6, 2015). That mineral resource update was then confirmed in an NI 43-101 Technical Report issued on June 17, 2015. We anticipate completing the remaining 60 holes of the 150-hole program during third quarter.

Continuing Guidance for 2015

The Q3 2015 production target for Lost Creek is 210,000 pounds U3O8 dried and drummed. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot market pricing and other factors.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey Klenda, Executive Director, Acting CEO
866-981-4588	866-981-4588
Rich.Boberg@ur-energy.com	Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., future results of operational activities at the Lost Creek facility; ability to meet production targets for third quarter) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.